EXHIBIT 10.2

Sky Harbour LLC

136 Tower Road, Hangar M, Suite 205

Westchester County Airport

West Harrison, NY 10604

December 22, 2021

Yellowstone Acquisition Company

1601 Dodge Street, Suite 3300

Omaha, Nebraska 68102

Ladies and Gentlemen:

Reference is made to (i) that certain Equity Purchase Agreement (the “Transaction Agreement”), dated as of August 1, 2021, by and between Sky Harbour LLC (the “Company”), and Yellowstone Acquisition Company (“Yellowstone”), and (ii) that certain Subscription Agreement, dated as of the date hereof, by and between BOC YAC Funding LLC (the “Subscriber”) and Yellowstone (the “Subscription Agreement”). Capitalized terms used herein and not otherwise defined will have the meanings ascribed to them in the Transaction Agreement.

The parties hereto desire to set forth the terms of their mutual understanding relating to certain matters relating to the Transaction Agreement.

In consideration of the mutual covenants and agreements contained in this letter agreement, the parties hereto acknowledge and agree as follows:

1.

Back-Stop. The amounts required to be paid to Yellowstone by Subscriber pursuant to the Subscription Agreement shall be in lieu of and replace in its entirety Yellowstone’s obligation to deliver satisfactory evidence of the receipt of the Back-Stop Amount. For the avoidance of doubt, (i) amounts actually funded by the Subscriber pursuant to the Subscription Agreement (the “Subscription Payment”) shall be counted as part of the aggregate gross purchase price actually received by Yellowstone as part of the PIPE Financing Amount under the Transaction Agreement and (ii) the full amount of the Subscription Payment shall be funded in accordance with the terms and conditions of the Subscription Agreement, irrespective of the amounts that otherwise may have been required to make up the deficit between the Available Buyer Funding and the Minimum Available Buyer Funding Amount required pursuant to Section 6.3(e) of the Transaction Agreement.

2.

Minimum Available Buyer Funding Amount. The Company acknowledges and agrees that it is hereby irrevocably waiving in its entirety (subject only to Yellowstone’s receipt of $45,000,000 in accordance with the Subscription Agreement) the condition to the Company’s obligation to consummate the Closing and the transactions contemplated by the Additional Agreements, set forth in Section 6(e) of the Transaction Agreement, including the requirement for the Available Buyer Funding to be no less than the Minimum Available Buyer Funding Amount.

3.

Listing Obligation. The listing of Yellowstone on the New York Stock Exchange (the “NYSE”) shall be sufficient to satisfy the condition to Closing set forth in Section 6.1(d) of the Transaction Agreement; provided, that Yellowstone shall not have received any written notice from the NYSE that it has failed, or would reasonably be expected to fail to meet the NYSE listing requirements as of the Closing Date for any reason, where such notice has not been subsequently withdrawn by the NYSE or the underlying failure appropriately remedied or satisfied.

4.

Financing Controls. The Company agrees to engage Alvarez & Marsal, PricewaterhouseCoopers, Deloitte or such other PCAOB registered accounting firm of national standing as shall be reasonably acceptable to the parties, to recommend and oversee the implementation of internal financial controls and procedures consistent with those of similarly situated public companies.

5.

This letter agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. Captions in this letter agreement are for convenience only. This letter agreement, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

[Remainder of Page Intentionally Left Blank]Sincerely,

SKY HARBOUR LLC

By: /s/ Tal Keinan

Name: Tal Keinan
Title: Chief Executive Officer

Agreed and Acknowledged as of the Date first above written:

YELLOWSTONE ACQUISITION COMPANY

By: Alex B. Rozek

Name: Alex B. Rozek

Title: Co-Chief Executive Officer

BOC YAC FUNDING LLC

By: /s/ Alex B. Rozek

Name: Alex B. Rozek

Title: President